Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the use of our reports and sensitivities to such reports relating to the proved oil and gas reserves of Rosetta Resources Inc., to the information derived from such reports and sensitivities to such reports and to the reference to this firm as an expert in Form 10-K filed by Rosetta Resources Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
March 14, 2007